EXHIBIT 99.1

DELTA PETROLEUM CORPORATION
Roger A. Parker, President and CEO
Aleron H. Larson, Jr., Chairman
Kevin K. Nanke, CFO
475 17th Street, Suite 1400
Denver, Colorado 80202

For Immediate Release


                     DELTA PETROLEUM CORPORATION ANNOUNCES
                       FIRST QUARTER FISCAL 2005 RESULTS
                FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004


     DENVER, Colorado (November 8, 2004) -- Delta Petroleum Corporation (NASDAQ: DPTR); (FRANKFURT STOCK EXCHANGE: DPE), an independent energy exploration and development company, today reported its operating results for the quarter ended September 30, 2004.

     For the quarter ended September 30, 2004, total revenue from continuing operations increased 186% to $19.3 million, compared with $6.8 million in the same period a year earlier. Net income rose 189% to $3.9 million or $0.09 per diluted share, versus net income of $1.4 million, or $0.05 per diluted share for the same period a year earlier. EBITDAX (see reconciliation table at the end of this release) increased 252% to $12.8 million for the quarter ended September 30, 2004, compared with $3.6 million for the same period a year earlier.

     The increases in revenue and net income were primarily due to an 81% increase in production and higher oil and natural gas prices. Total production for the quarter ended September 30, 2004 reached 3.33 Bcfe (billion cubic feet equivalent). This compared with total production of 1.84 Bcfe for the same period a year earlier. The production increase can primarily be attributed to the Alpine acquisition which we completed on June 29, 2004.

     The average price realized for oil for the quarter ended September 30, 2004 approximated $42.27 per barrel (Bbl) onshore and $30.90 per Bbl offshore, compared with $27.26 per Bbl onshore and $20.13 per Bbl offshore for the same period a year earlier. The average price realized for natural gas approximated $5.45 per thousand cubic feet (Mcf) for the quarter ended September 30, 2004, versus $4.19 per Mcf for the same period a year earlier.

     Production costs were approximately $1.34 per Mcf equivalent and depletion, depreciation and amortization ("DDA") were $1.49 per Mcf equivalent. As expected production costs per Mcf equivalent went down and DDA per Mcf equivalent went up from year end results, both of which are directly related to Gulf Coast type production acquired in the Alpine Resources transaction completed on June 29, 2004.

     On November 5, 2004, we entered into a new $200 million credit facility, with JP Morgan/Bank One, NA as the new agent bank, our other banks, Bank of Oklahoma, N.A.; U.S. Bank National Association and Hibernia National Bank will continue as participating banks. The borrowing base associated with this facility is, $75 million, of which $70 million is currently outstanding.

     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company has producing properties in 15 states and interests in one producing federal unit and four undeveloped units located in federal waters offshore California near Santa Barbara. Its common stock is traded on NASDAQ under the symbol ``DPTR'' and on the Frankfurt Stock Exchange under the symbol ``DPE.''

Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns effecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. Please refer to the Company's Securities and Exchange Commission filings for additional information.

                For further information contact the Company at
              (303) 293-9133 or via email at info@deltapetro.com

                                   OR
          RJ Falkner & Company, Inc., Investor Relations Counsel at
              (800) 377-9893 or via email at info@rjfalkner.com


SOURCE: Delta Petroleum Corporation




























DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                     September 30,     June 30,
                                                                         2004            2004
                                                                     -------------     ---------
                                                                             (In thousands)
                                  ASSETS
Current Assets:
 Cash and cash equivalents                                             $     225       $   2,078
 Marketable securities available for sale                                    960             912
 Trade accounts receivable, net                                           10,036           9,092
 Prepaid assets                                                            1,449           1,136
 Inventory                                                                 2,869           1,350
 Other current assets                                                        357             385
                                                                       ---------       ---------
          Total current assets                                            15,896          14,953
                                                                       ---------       ---------
Property and Equipment:
 Oil and gas properties, successful efforts method of accounting         282,045         272,892
 Drilling and trucking equipment                                           5,110           3,965
 Other                                                                     1,308           1,147
                                                                       ---------       ---------
          Total property and equipment                                   288,463         278,004
 Less accumulated depreciation and depletion                             (26,556)        (21,665)
                                                                       ---------       ---------
          Net property and equipment                                     261,907         256,339
                                                                       ---------       ---------

Long term assets:
 Investment in LNG project                                                 1,022           1,022
 Deferred financing costs                                                     90             131
 Partnership net assets                                                      218             259
                                                                       ---------       ---------
          Total long term assets                                           1,330           1,412
                                                                       ---------       ---------
                                                                       $ 279,133       $ 272,704
                                                                       =========       =========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Current portion of long-term debt                                     $     125       $     109
 Accounts payable                                                         13,364          12,326
 Other accrued liabilities                                                 1,101           1,855
 Derivative liabilities                                                      587            -
                                                                       ---------       ---------
          Total current liabilities                                       15,177          14,290
                                                                       ---------       ---------
Long-term Liabilities:
 Bank debt, net                                                           60,491          69,375
 Asset retirement obligation                                               2,371           2,542
 Other debt, net                                                             268             255
                                                                       ---------       ---------
          Total long-term liabilities                                     63,130          72,172
                                                                       ---------       ---------
Minority Interest                                                            315             245

Stockholders' Equity:
 Preferred stock, $.10 par value; authorized 3,000,000 shares,
  none issued                                                               -               -
 Common stock, $.01 par value; authorized 300,000,000 shares, issued 39,337,000 shares at September 30, 2004 and 38,447,000
  at June 30, 2004                                                           393             384
 Additional paid-in capital                                              218,911         207,811
 Accumulated other comprehensive income (loss)                              (197)            342
 Accumulated deficit                                                     (18,596)        (22,540)
                                                                       ---------       ---------
          Total stockholders' equity                                     200,511         185,997
                                                                       ---------       ---------
Commitments                                                            $ 279,133       $ 272,704
                                                                       =========       =========


DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      Three Months Ended
                                                         September 30,
                                                       2004        2003
                                                     -------     -------
                                                   (In thousands except per
                                                          share data)
Revenue:
 Oil and gas sales                                   $19,219     $ 7,067
 Drilling and trucking                                   119        -
 Realized loss on derivative instruments, net           -           (312)
                                                     -------     -------
          Total revenue                               19,338       6,755
                                                     -------     -------
Operating expenses:
 Production costs                                      4,212       2,123
 Depreciation and depletion                            4,981       1,551
 Exploration expense                                     536          76
 Dry hole costs                                        2,254        -
 Drilling and trucking operations                        436        -
 Professional fees                                       346         304
 General and administrative                            2,590       1,167
                                                     -------     -------
          Total operating expenses                    15,355       5,221
                                                     -------     -------
Income from continuing operations                      3,983       1,534
                                                     -------     -------
Other income and (expense):
 Other income                                             34          20
 Minority interest                                        81        -
 Interest and financing costs                           (883)       (509)
                                                     -------     -------
          Total other expense                           (768)       (489)

Income before discontinued operations                  3,215       1,045
                                                     -------     -------
Discontinued operations:
 Income (loss) from operations of properties sold,
  net                                                    729         319
 Gain on sale of properties                             -           -
                                                     -------     -------
 Net income                                          $ 3,944     $ 1,364
                                                     =======     =======
Basic income per common share:
 Income before discontinued operations               $   .08     $   .05
 Discontinued operations                                 .02         .01
                                                     -------     -------
 Net income                                          $   .10     $   .06
                                                     =======     =======
Diluted income per common share:
 Income before discontinued operations               $   .07     $   .04
 Discontinued operations                                 .02         .01
                                                     -------     -------
 Net income                                          $   .09     $   .05
                                                     =======     =======











                          Delta Petroleum Corporation
                Unaudited Reconciliation of Net Cash Provided by
                         Operating Activities to "EBITDAX"

                                                 Three Months Ended
                                                   September 30,
                                                 2004           2003
                                               -------        -------
                                                    (In thousands)
EBITDAX

Net cash provided by operating activities      $ 3,333        $ 4,952
Adjustments:
 Changes in other assets and liabilities         6,886         (1,664)
 Stock option expense                             -              (105)
 Interest net of financing amortization            806            382
 Exploration expense                               536             76
 Dry hole costs, net                             1,165           -
 Minority interest                                  81           -
                                               -------        -------
EBITDAX                                        $12,807        $ 3,641
                                               =======        =======

     Note: "EBITDAX" is a non-GAAP financial measure equal to net cash provided by operating activities, the most directly comparable GAAP financial measure, adjusted for changes in other assets and liabilities, stock option expense, interest net of financing amortization, exploration costs and minority interest. This reconciliation is provided in accordance with applicable rules adopted by the Securities and Exchange Commission. "EBITDAX" is not a measure of performance under accounting principles generally accepted in the United States of America and should not be considered in isolation or construed as a substitute for net income or other operations data or cash flow data prepared in accordance with accounting principles generally accepted in the United States for purposes of analyzing our profitability or liquidity.
In addition, not all funds depicted by "EBITDAX" are available for management's discretionary use but are subject to contractual restrictions and functional requirements to pay debt service, fund necessary capital expenditures and meet other commitments as described in more detail in the Company's Form 10-Q for the year ended September 30, 2004 as filed with the Securities and Exchange Commission. "EBITDAX" as calculated above may not be comparable to similarly titled measures reported by other companies.